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                     GOLDEN STATE VINTNERS, INC.
        STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS, EXCEPT PER SHARE DATA)

                            EXHIBIT 11

 Basic and fully diluted earnings per share ("EPS") are determined as follows:



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                                                                        Three Months Ended     Six Months Ended
                                                                           December 31,          December 31,
                                                                        ------------------     -----------------
                                                                          1999       1998        1999      1998
                                                                        -------    -------     -------   -------
 Basic EPS Computation
 Numerator:
   Net income                                                           $ 4,819    $ 6,150     $ 5,150   $ 7,336
   Less:    Accretion of redeemed senior preferred stock                    --         --          --     (1,771)
            Accretion of converted junior preferred stock                   --         --          --       (157)
            Redeemable preferred stock dividends                            --         --          --       (400)
                                                                        -------    -------     -------   -------
   Income available to common stockholders                              $ 4,819    $ 6,150     $ 5,150   $ 5,008
                                                                        =======    =======     =======   =======

 Denominator:
   Weighted average common shares                                         9,498      9,479       9,498     9,207
                                                                        =======    =======     =======   =======

 Basic EPS                                                              $  0.51    $  0.65     $  0.54   $  0.54
                                                                        =======    =======     =======   =======

 Diluted EPS Computation
 Numerator:
   Income available to common stockholders and assumed conversions      $ 4,819    $ 6,150     $ 5,150   $ 5,008
                                                                        =======    =======     =======   =======

 Denominator:
   Weighted average common shares outstanding                             9,498      9,479       9,498     9,207
   Stock options                                                             11        272          48       282
                                                                        -------    -------     -------   -------
   Adjusted weighted average common shares                                9,509      9,751       9,546     9,489
                                                                        =======    =======     =======   =======

 Diluted EPS                                                            $  0.51    $ 0.63      $  0.54   $  0.53
                                                                        =======    =======     =======   =======

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